Amendment No. 2 to Construction Agreement

Made and signed this 26th day of September, 2008

By and Between: Omrix Biopharmaceuticals Ltd.

Private Co. Reg. No. 512166059
Address: Blood Services Building, P.O.B. 888,
Tel Hashomer, Kiryat Ono, 55100
(Hereinafter: the “Customer”)

Of the first part;

And: S&A Design and Construction Ltd.

Private Co. Reg. No. 512410218
4 HaSadnaot Street, Herzliya Pituach 54728
(Hereinafter: the “Contractor”)

Of the other part;

Whereas:	On August 2, 2006 the Customer and the Contractor signed a global payment contract for the design and construction of a medical preparations factory (hereinafter: the “Original Agreement”) under which the Contractor is performing design and construction works for a new factory for the Customer (hereinafter: the “Original
Project”); and
Whereas:	On March 13, 2008 the Customer and the Contractor entered into a document entitled “Amendment to Construction Agreement”
(hereinafter: the “Expansion Principles”) as part of which it was resolved to expand the Original Project and to perform additional work on the site; and
Whereas:	The Customer wishes to carry out additional works at the site in accordance with the provisions of this Document (hereinafter: the “Additional Works”); and
Whereas:	The works pursuant to the Expansion Principles and the Additional
Works will be carried out concurrently and the delivery thereof to the Customer will take place conjointly (hereinafter: “Stage C
Works”); and
Whereas:	The parties agree that the Stage C Works will be carried out in accordance with the terms and conditions of this document and the appendixes hereto and in accordance with the Expansion Principles and the Original Agreement;

Now, therefore, it is declared, stipulated and agreed by and between the parties as follows:

1.	In any event of conflict between the Expansion Principles and this Addendum, the provisions of the present Addendum, including the appendixes hereto, shall prevail.

2.	Stage C Works include the design and construction of a production line for plasma products, filling and packaging lines and other constructions, as set forth in this Document of Principles and in its appendixes as follows:

2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8	Appendix B(1) — User Requirements Specifications – USR.
Appendix B(2) – Layout of the new plant.
Appendix B(3) – Process-Flow Diagrams (PFD) and Block Diagrams (BD).
Appendix D – Detailed Design – To be attached.
Appendix E – Principal Timetable.
Appendix H – Payment Milestones.
Appendix K – Bill of materials.
Appendix T – List of Principal Equipment.

3. Consideration:

3.1	In consideration for the performance of the Additional Works, the Customer shall pay the Contractor final and total consideration in New Israeli Shekels in the equivalent of the sum of $13,600,000 (thirteen million six hundred thousand US dollar) plus applicable VAT (hereinafter: the “Consideration”), in accordance with the provisions of Appendix H.

3.2	Notwithstanding the provisions of this Addendum and the appendixes hereto, it is hereby agreed that in no event shall the Customer pay the Contractor an amount exceeding the New Israeli Shekel equivalent of $2,040,000 (two million forty thousand US dollar) (hereinafter: the “First Amount”) in the year ended December 31, 2009, even if the Contractor completes, during such period, milestones for which the Customer would otherwise be expected to pay the Contractor. Any amount owed to Contractor in excess of the First Amount for any milestones completed by the end of 2009 shall be paid to the Contractor at the beginning of calendar 2010, against receipt of an invoice for payment from the Contractor.

4. Terms of Payment:

4.1	Stage C Works – Payments will be effected in accordance with the provisions of Appendix H, in NIS, at the representative exchange rate of the USD known on the date of submitting the invoice, but not less than NIS 3.65 per dollar.

4.2	The Original Agreement – Payments will be effected in NIS, at the representative exchange rate of the USD known on the date of submitting the invoice, but not less than NIS 3.65 per dollar.

4.3	It is hereby clarified that in the event that payments were effected in the past in accordance with the provisions of the Original Agreement and the Expansion Principles, where the representative rate on the date of submitting the invoice was lower than NIS 3.65 per USD, the Customer will pay the Contractor, within 30 days from the date of signing this Addendum, the difference between the payment actually effected and the payment owing at a representative rate of NIS 3.65 per USD.

5. Provisions relating to Stage C Works only:

5.1	Early completion/optimization incentive (sub-clause 9.1 of the Original Agreement) – incentive for Stage C Works will be in the amount of $400,000 (four hundred thousand US dollar).

5.2	Sub-clause 10.2 of the Original Agreement will be replaced by the following clause:

“The works, the plans, the specifications and the detailed design will include every item, every material and all work to be carried out and/or installed in accordance with Appendix T hereto, so that upon completion of Stage C Works the new plant will be capable of operating at partial output (production of one batch from each production line and completing the batches by means of the filling line). Upon delivery of the items marked HOLD in Appendix T (in respect of which it is hereby clarified that they do not form a part of the work contents in Stage C). The plant will be capable of operating at full output as defined in URS (Appendix B(1)), to such extent and at such level as required under the appendixes hereto”.

5.3	Termination of the Agreement (Sub-Clause 57.1 of the Original Agreement): Full and complete consideration for Stage C Works will amount to $ 3,500,000 (three and a half million US dollar).

6. General Provisions:

6.1	To remove any doubts, it is hereby clarified that all the provisions of the Original Agreement concerning intellectual property (sub-clauses 10.6 and 10.7) will also apply to Stage C Works, mutatis mutandis.

6.2	To remove any doubts, it is hereby clarified that a material breach of the Original Agreement and/or the terms of the Expansion Principles on the part of either of the parties shall also be deemed a breach of this Addendum, allowing the injured party to cancel this Addendum (subject to rescission of the Original Agreement or the Expansion Principles).

6.3	To remove any doubts, it is hereby clarified that the right of either of the parties, if such right becomes available, to rescind this Addendum in the wake of a breach of this Addendum, shall neither be dependent on the Original Agreement, nor necessitate the rescission of the Original Agreement.

In Witness Whereof The Parties Have Signed:

/s/ Nissim Mashiach	/s/ illegible
Omrix Biopharmaceuticals Ltd.	S&A Design and Construction Ltd.